Exhibit 99.1

Tri-Tech Holding to Present at 2011 Global Hunter Securities Conference in San Francisco

BEIJING, July 7, 2011 /PRNewswire-Asia-FirstCall/ — Tri-Tech Holding Inc. (Nasdaq: TRIT), a premier Chinese company that provides turn-key solutions in China for the water resources, water and wastewater treatment, industrial safety and pollution control markets, announced today that the company will present at the 2011 Global Hunter Securities Conference to be held on July 18 and 19, 2011 in San Francisco.

Management is scheduled to present to investors on Tuesday, July 19 at 10:30 am Pacific Daylight Time and will be available for one-on-one meetings with analysts and investors from 8:30 am to 4:00 pm on July 18 and from 8:00 am to 2:30 pm on July 19.

Interested parties and investors who wish to meet with the company’s management team may contact their respective institutional sales representatives at Global Hunter Securities directly or Frank Hawkins or Grace Huang at Hawk Associates, at 305-451-1888 or through e-mail tritech@hawkassociates.com.

The Global Hunter Securities Conference is by invitation only. If you would like to receive an invitation, please contact your Global Hunter Securities representative.

About Tri-Tech Holding Inc.

Tri-Tech designs customized sewage treatment and odor control systems for China’s municipalities and its larger cities. These systems combine software, information management systems, resource planning and local and distant networking hardware that includes sensors, control systems, programmable logic controllers, supervisory control and data acquisition systems. The company also designs systems that track natural waterway levels for drought control, monitor groundwater quality and assist the government in managing its water resources. The company is also providing comprehensive solutions in the industrial pollution control market. Tri-Tech owns 23 software copyrights and two technological patents and employs 300 people. Please visit http://www.Tri-Tech.cn for more information.

An online investor kit including a company profile, press releases, current price quotes, stock charts and other valuable information for investors is available at http://www.hawkassociates.com/profile/trit.cfm. To subscribe to future releases via e-mail alert, visithttp://www.hawkassociates.com/about/alert/.

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Investor Contact:

Hawk Associates

Frank Hawkins or Grace Huang

305-451-1888

tritech@hawkassociates.com